Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954
Prospectus Supplement No. 7
(to Prospectus dated May 7, 2015)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the
1,322,500 outstanding Series A Warrants issued in our initial public offering;
and
 (ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated May 7, 2015  (the “Prospectus”), as supplemented by prospectus supplement No. 1 dated May 14, 2015, prospectus supplement No. 2 dated June 2, 2015, prospectus supplement No. 3 dated June 15, 2015, prospectus supplement No. 4 dated June 23, 2015, prospectus supplement No. 5 dated August 6, 2015, and prospectus supplement No. 6 dated August 12, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expire one year after issuance. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On August 27, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $0.38 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2015, Great Basin Scientific, Inc. (the “Company”) entered into an office lease (the “New Lease”) with Bay Pacific East South Temple, LLC (the “Landlord”) to lease approximately 13,399 square feet of office space located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111 for use as the Company’s new executive offices and labs.

The New Lease commences on the date that is twenty-one days after the later of (i) September 1, 2015 or (ii) the date upon which the Company’s work in the premises has been substantially completed (the “Commencement Date”).  The New Lease terminates sixty-five months after the Commencement Date.  Base rent payments due under the New Lease are expected to be approximately $1,231,526 in the aggregate over the term of the New Lease.  The Company is also responsible for certain other costs under the New Lease, such as certain operating expenses, taxes, assessments, insurance, and utilities.

The Company also entered into a first amendment to the New Lease on August 26, 2015, pursuant to which the Company agreed to expand the premises under the New Lease by an additional 6,088 square feet on a month-to-month basis for an additional $8,437.00 per month.

The Company currently leases (the “Existing Lease”) approximately 33,000 square feet of office and manufacturing space at 2441 South 3850 West, Salt Lake City, UT 84120, which Existing Lease was extended previously to April 30, 2016.  After the Commencement Date, the Company will continue to use the facility under the Existing Lease for manufacturing space.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
10.1	Office Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc. executed August 25, 2015
10.2	First Amendment to Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: August 28, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

3

EXHIBIT INDEX

Exhibit Number	Description
10.1	Office Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc. executed August 25, 2015
10.2	First Amendment to Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc.

4

EXHIBIT 10.1

OFFICE LEASE

BETWEEN

BAY PACIFIC EAST SOUTH TEMPLE, LLC, A UTAH LIMITED LIABILITY COMPANY (“LANDLORD”)

AND

 GREAT BASIN SCIENTIFIC INC., A DELAWARE CORPORATION (“TENANT”)

DATE OF LEASE: AUGUST 11,  2015

BUILDING:  420 EAST SOUTH TEMPLE – SALT LAKE CITY, UT
SUITE 520

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	LEASE GRANT	4
3.	ADJUSTMENT OF COMMENCEMENT DATE/POSSESSION	5
4.	USE	6
5.	BASE RENTAL	7
6.	SECURITY DEPOSIT	7
7.	SERVICES TO BE FURNISHED BY LANDLORD	8
8.	LEASEHOLD IMPROVEMENTS/TENANT’S PROPERTY	9
9.	SIGNAGE	9
10.	REPAIRS AND ALTERATIONS	10
11.	USE OF ELECTRICAL SERVICES BY TENANT	11
12.	ENTRY BY LANDLORD	11
13.	ASSIGNMENT AND SUBLETTING	11
14.	MECHANICS LIENS	13
15.	INSURANCE	13
16.	INDEMNITY	15
17.	DAMAGES FROM CERTAIN CAUSES	15
18.	CASUALTY DAMAGE	15
19.	CONDEMNATION	16
20.	HAZARDOUS SUBSTANCES	16
21.	AMERICANS WITH DISABILITIES ACT	17
22.	EVENTS OF DEFAULT	18
22.	REMEDIES	19
24.	NO WAIVER	22
25.	PEACEFUL ENJOYMENT	22
26.	SUBSTITUTION	22
27.	HOLDING OVER	22
28.	SUBORDINATION TO MORTGATE/ESTOPPEL CERTIFICATE	23
29.	NOTICE	23
30.	LANDLORD’S LIEN	24
31.	SURRENDER OF PREMISES	24
32.	RIGHTS RESERVED TO LANDLORD	24
33.	MISCELLANEOUS	25
34.	ENTIRE AGREEMENT	26
35.	LIMITATION OF LIABILITY	27

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the "Lease"), made and entered into on this the 11th day of August , 2015, between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company ("Landlord") and Great Basin Scientific Inc., a Delaware corporarion  ("Tenant").

W I T N E S S E T H:

1.  Definitions.  The following are definitions of some of the defined terms used in this Lease.  The definition of other defined terms are found throughout this Lease.

A.  "Building" shall mean the office building at 420 E. South Temple, Salt Lake City, County of  Salt Lake, State of Utah 84111.

B. “Base Rent”: Base Rent will be paid according to the following schedule, subject to the provisions of Section 5. hereof.  For the purposes of this Section 1.B., "Lease Year" shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date.

Months	Space (sf)	Rate psf	Monthly Rent	Mo.	Period Rent
1-12	13,399	$16.63	$18,568.78	12	$222,825.37
13-24	13,399	$17.13	$19,125.84	11	$210,384.29
25-36	13,399	$17.64	$19,699.62	11	$216,695.82
37-48	13,399	$18.17	$20,290.61	11	$223,196.69
49-60	13,399	$18.72	$20,899.33	12	$250,791.92
61-65	13,399	$19.28	$21,526.31	5	$107,631.53

Base Rent for months 13, 35 & 48 shall be abated and are already reflected in the above rent schedule.

The Base Rent due for the first month during the Lease Term (hereinafter defined) shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

C.  “Additional Rent”: shall mean Tenant’s Pro Rata Share of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease.  Additional Rent and Base Rent are sometimes collectively referred to herein as “Rent.”

D.  “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

E.  “Security Deposit” shall mean the sum of sixty-nine thousand seven hundred eighty-five dollars ($69,785.00). The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.  Landlord shall apply half of the security deposit to the rent, if the tenant is not in default after year three of the lease beyond any applicable notice and cure period, specifically this shall occur after  month thirty six (36) of the lease term.

F.  “Commencement Date”, “Lease Term” and “Termination Date” shall have the meanings set forth below:

(1)	(i) The “Lease Term” shall mean a period of sixty five (65) months. The Lease shall commence twentyone days after the tenant impropvements have been completed. The date to determine when the twenty one (21) days begin shall be the later to occur of (a) September 1, 2015 (the “Target Commencement Date”) and (b) the date upon which Tenant’s  Work in the Premises has been substantially completed as such date is determined pursuant to Section 3.A. hereof (the later to occur of such dates being defined as the “Commencement Date”).  The “Termination Date” shall, unless sooner terminated as provided herein, mean the last day of the Lease Term.  Notwithstanding the foregoing, if the Termination Date, as determined herein, does not occur on the last day of a calendar month, the Lease Term shall be extended by the number of days necessary to cause the Termination Date to occur on the last day of the last calendar month of the Lease Term.  Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.  The Commencement Date, Lease Term (including any extension by Landlord pursuant to this subsection I.F.(2) and Termination Date shall be set forth in a Commencement Letter prepared by Landlord and executed by Tenant in accordance with the provisions of Section 3.A. hereof.

G.  "Premises" shall mean the office space located within the Building and outlined on Exhibit A to this Lease, and known as suite 520 (this encompases suites 520 and 550).

H.  "Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant's pro rata share of the square footage of the "Common Areas" and the "Service Areas" (as defined below).   For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is 13,399 square feet.

I. The “Approximate Rentable Area in the Building” is 140,888 square feet.  The Approximate Rentable Area in the Premises and the Approximate Rentable Area in the Building as set forth herein may be revised at Landlord's election if Landlord's architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and the Building.

J.  “Tenant’s Pro Rata Share” shall mean 9.510% which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises by the Approximate Rentable Area in the Building.

K.  “Permitted Use” shall mean general office use and as a lab per the written confirmation tenant has prvided to Landlord stating the building is zoned for Tenant’s specific lab use, and such other uses as Landlord may reasonable approve.as long as the building is zoned for same.

L. “Base Year” shall mean 2016.

M.  "Guarantor(s)" shall mean Tenant and any other party that agrees in writing to guarantee Tenant's obligations under the Lease.

N.  “Broker” shall mean Internet Properties representing the Tenant and Newmark Grubb ACRES representing the Landlord.

O.  “Building Manager” shall mean Newmark Grubb ACRES Commercial Management or such other company as Landlord shall designate from time to time.

P.  "Building Standard", shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

Q.  "Business Day(s)" shall mean Mondays through Fridays exclusive of the normal business holidays of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”).  Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

R.  "Common Areas" shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

S.  “Default Rate” shall mean twelve  percent (12%) .

T.  "Normal Business Hours" for the Building shall mean 7:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays.

U.  “Property” shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

V.   "Service Areas" shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

 W.   “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:
Correspondence & Lease Issues:
Contact name _________________________
Address______________________________
____________________________________
Phone #______________________________
Email Address_________________________

Tenant:
Rent Payment Issues, if different than above:
Contact name _________________________
Address_____________________________
____________________________________
Phone #______________________________
Email Address_________________________

Landlord:

Bay Pacific East So
2001 Union Street, Suite 300
San Francisco, CA  94123
Attn:               Property Manager

Rent payments are accepted by EFT/ACH and checks.  Landlord has attached its direct deposit form as Exhibit G.

2.   Lease Grant.  Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises together with the right, in common with others, to use the Common Areas.

 3.  Adjustment of Commencement Date/Possession.

A.  If the Lease Term, Commencement Date and Termination Date are to be determined in accordance with Section I.F.2. above, the Lease Term shall not commence until the later to occur of the Target Commencement Date and the date that Tenant has substantially completed the work to be performed by Tenant as set forth in the Work Letter Agreement attached hereto as Exhibit D (“Landlord’s Work”); provided, however, that if Tenant shall be delayed in substantially completing the Tenant ‘s  Work as a result of the occurrence of any of the following (a “Delay”).

Except as provided below, the adjustment of the Commencement Date and, accordingly, the postponement of Tenant’s obligation to pay Base Rent and other sums due hereunder shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Target Commencement Date. The Landlord shall deliver the premises within five business days of lease execution and concurrent payment of all monies due. Tenant can then begin construcing the Tenant Improvements. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the “Commencement Letter”) on the form attached hereto as Exhibit F setting forth the Commencement Date, the Termination Date and any other dates that are affected by the adjustment of the Commencement Date.

B.  By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord, except as expressly provided herein, as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

C. If  possession of the Premises prior to the Commencement Date for the sole purpose of performing its Tenant Improvements and installing furniture, equipment or other personal property of Tenant, shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work.

 4.  Use.  The Premises shall be used for the Permitted Use (Article 1 (K)  and for no other purpose unless consented to by Landlord in writing,   Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord's sole judgement  creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property.  Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises.  Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations.  Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so.  All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.

5.  Base Rent.

A.  Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant’s request), all of which hereinafter may be collectively called “Rent.”  In addition Tenant shall pay and be liable for, as

Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease, provided, however that Tenant shall not be responsible for any income taxes, estate and inheritance taxes, excess profit taxes, franchise taxes, taxes imposed on or measured by the income of Landlord from the operation of the Property, Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments of the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand.  If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other available remedy.  The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord's right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding.  Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

B.  To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid.  In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent within five (5) days of written notice from Landlord that such amount is due and payable hereunder, a “Late Charge” equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

C.  The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes.

 6.  Security Deposit.  The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease including but not limited to those set forth in Section 10 hereof, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant's liability for damages in case of default by Tenant.  Landlord shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit and shall not assume the duties of a trustee for the Security Deposit.   Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder.  Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.  If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within thirty (30)  days thereafter.  If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.  Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit.  Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts. In addition, Ternant shall be entitled to a reduction in the amounf of the Security Deposit as more particularly set forth in Section 1., E above.

 7.  Services to be Furnished by Landlord.

A.  Landlord agrees to furnish Tenant the following services:

(1)
Water for use in the lavatories on the floor(s) on which the Premises is located.  If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Tenant’s sole cost and expense with the prior reasonable consent of Landlord.  If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the PremisesoTenant shall be solely responsible for the maintenance and repair of any such water heater.

(2)
Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority.  In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Business Hours, such additional service shall be furnished only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. at least one Business Day in advance of the date for which such usage is requested.  Tenant shall bear the entire cost of additional service as such costs are determined by Landlord from time-to-time, as Additional Rent upon presentation of a statement therefor by Landlord. The after hour cost of HVAC is currently $60 per three (3) hour block for the Premises. . All additional heating, ventilating and air conditioning required (if any) to accommodate Tenant’s design shall be installed at the Tenant’s expense subject to Landlord’s prior written approval, not to be unreasonably withheld .  The cost of operation and maintenance of such additional  equipment shall be the responsibility of the Tenant and paid to Landlord as Additional Rent.

(3)	Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, age and location.

(4)
Janitorial and cleaning service in and about the Premises on Business Days; provided, however, if Tenant's floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as Additional Rent upon presentation of a statement therefor by Landlord.  Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to the supervision of Landlord and at Tenant’s sole cost and responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.  Janitorial services are provided at the end of the Business Day after Normal Business hours.Window washing is done annually.

(5)	Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 11. of this Lease.

(6)
Fluorescent bulb replacement in the Premises necessary to maintain building standard the lighting as established by Landlord and fluorescent and incandescent bulb and ballast replacement in the Common Areas and Service Areas.

(7)
Passenger elevator service in common with Landlord and other persons during Normal Business Hours and freight elevator service in common with the Landlord and other persons during Normal Business Hours.  Such normal elevator service, passenger or freight, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation.  Landlord, however, shall provide limited passenger elevator service daily at all times when normal passenger elevator service is not provided.

(8)
Access control to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate.  Tenant shall cooperate fully in Landlord's efforts to maintain access control to the Building and shall follow all reasonable regulations promulgated by Landlord with respect thereto. Notwithstanding anything herein to the contrary Tenant expressly acknowledges and agrees that Landlord is not warranting the efficacy of any access personnel, service, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment.  Landlord shall not be responsible or liable in any manner for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone suspected of causing personal injury or damage in, on or around the Project.  Key cards will be provided based on tenant’s head count. Landlord will provide the intial cards with replacement cards at Tenant’s cost (currently $12 per card).

B.  If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services.  Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

C.  Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof.  Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery

Notwithstanding the above, if any of the services described above or elsewhere in this Lease are interrupted, Landlord shall use reasonable diligence to promptly restore the same; provided, however, if as a result of any interruption of services caused soley by Landlord’s  failure to maintain the property, and the entire Premises will be uninhabitable or unusable by Tenant for five (5) consecutive business days, then Base Rent and Additional Rent shall be abated to the extent to which such condition interferes with Tenant’s use of the Premises commencing on the first day of such condition and continuing until such condition is corrected.  If such interruption of services is not caused by Landlord’s failure to maintain the property, there shall be no Base Rent and Additional Rent abatement.  However, neither the interruption nor cessation of such services, nor the failure of Landlord to restore same, shall render Landlord liable for damages to person or property, or be construed as an eviction of Tenant, or work an abatement of Rent or relieve Tenant from fulfilling any of its other obligations hereunder.

 8.  Leasehold Improvements/Tenant’s Property.  All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein.  All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant.  Landlord may, nonetheless, at any time prior to, or within one (1)  month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost.  In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession.   Landlord shall indicate to Tenant at the time of the installation of such Leasehold Improvements as to whether such improvements shall constitute a Required Removable.  Landlord acknowledges and agrees that the improvement contemplated in Exhibit D to this Lease shall not constitute Required Removables. In addition to Tenant’s obligation to remove the Required Removables,

Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to their  condition as of the Commencement Date except only for ordinary wear and tear..  If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.

9.   Signage.  Landlord shall provide and install, at Landlord's cost, all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord's prior written consent   In addition, Landlord will list Tenant’s name in the Building’s directory, if any, located in the lobby of the Building.

10.  Repairs and Alterations by Tenant.

A.  Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times.  Tenant shall be responsible for all repairs replacements and alterations in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) Tenant’s use or occupancy of the Premises, (2) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8. above), (3) the moving of Tenant’s Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees.   All such repairs, replacements or alterations shall be performed in accordance with Section 10.B. below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building.  If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to perform such acts as are reasonably required to so maintain the Premises.  If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at is option, make such repairs, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administration charge in an amount equal to fi ve percent (5%) of the cost of such repairs.  Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Building facilities common to all tenants including but not limited to, the ceilings, walls and floors in the Common Areas.

B.  Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of Landlord in each such instance, which consent may be refused or given on such conditions as Landlord may elect. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15. hereof; and a payment bond or other security, all in form and amount reasonably satisfactory to Landlord.  Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to, Builder's Risk and Worker's Compensation insurance.  All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quantity. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right todesignate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building.  Upon completion, Tenant shall furnish “as-built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials.  All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act.  Tenant shall reimburse Landlord upon demand for all sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements.  In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building.  In the event Landlord elects to oversee such work, Landlord shall be entitled to receive a fee for such oversight in an amount equal to five  percent (5% ) of the cost of such alterations, additions or improvements.  Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use. .  Notwithstanding the above, Tenant shall have the right, from time to time, to make nonstructural alterations and improvements to, and decoration of, the interior of the Premises without Landlord’s consent, so long as: (i) Tenant hires a duly qualified and licensed contractor, (ii) Tenant provides written notice to the Landlord of the alterations, improvements, and decoration, and (iii) for any work in excess of $20,000.00, Tenant shall obtain Landlord’s consent, which shall not be unreasonably withheld, conditioned, or delayed.

11.   Use of Electrical Services by Tenant.

A.  All electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Base Rent and Basic Costs (except as provided in Section 11.B. below with respect to excess useage); or (2) by a separate charge billed directly to Tenant by Landlord and payable by Tenant as Additional Rent within ten (10) days after billing; or (3) by a separate charge or charges billed by the utility company(ies) providing electrical service and payable by Tenant directly to such utilities company(ies).  Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises.  Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease except as expressly provided herein.

B.  Tenant's use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.  In the event Tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional useage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical useage for the Premises or to measure electrical useage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate.

12.   Entry by Landlord.  Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last six  (6) months  months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises.  Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with  at least twenty four hours’  prior notice of any entry into the Premises, which notice may be given verbally.  Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours.  Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof. In connection with any of the foregoing activities of Landlord, Landlord shall use reasonable efforts while conducting such activities to minimize any interference with Tenant’s use of the Premises and Tenant shall not unreasonable refuse Landlord access to the premises for reasonable reasons.

13.  Assignment and Subletting

A.  Except in connection with a Permitted Transfer (defined in Section 13.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) Tenant is in default beyond any applicable notice and cure period; or (5) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer.  Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable.  Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s).  In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B.  If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other information as Landlord may reasonably request.  Landlord shall within thirty (30) days after Landlord’s receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect.  If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) days period after the later of the date Landlord is notified in writing of the proposed Transfer or the date Landlord has received all required information concerning the proposed transferee and the proposed Transfer, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect.  Tenant shall pay Landlord a review fee of Seven Hundred and Fifty Dollars ($750.00)   for Landlord’s review of any Permitted Transfer or requested Transfer.  In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s  review of such requested Transfer or Permitted Transfer not to exceed Two Thousand Five Hundred Dollars ($2,500.00).
C.  Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the rent payable to Landlord hereunder net of reasonable leasing commissions and tenant improvement costs directly required in connection with such Transfer actually paid by Tenant, for the portion of the Premises and Term covered by the Transfer within ten (10) days following receipt thereof by Tenant.  If Tenant is in Monetary Default (defined in Section 22. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).

D.  Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer.  The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

E.  Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as "Permitted Transfer") without the consent of Landlord, provided: (1) Tenant is not in default under this Lease beyond any applicable notice and cure period (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; (4) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

F.  Tenant agrees that in the event Landlord withholds its consent to any Transfer contrary to the provisions of this Section 13, Tenant’s sole remedy shall be to seek an injunction in equity or compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.

 14.  Mechanic's Liens.  Tenant will not permit any mechanic's liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's or other liens against the Premises, the Building, or the Property.  In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same.  Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to,  reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within thirty (30)   days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22. hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

15.  Insurance.

A.  Landlord shall maintain such insurance on the Building and the Premises (other than on Tenant’s Property or on any additional improvements constructed in the Premises by Tenant), and such liability insurance in such amounts as Landlord reasonably elects and as is customary for comparable buildings in the same market area as the Building, including all-risk property damage insurance on the Building,

Building improvements and personal property owned by Landlord in the amount of the full replacement values thereof, as the values may exist from time to time and general liability insurance covering Landlord’s operations and the Building with combined single limits of not less than $1,000,000 per occurrence for bodily injury and property damage. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

B.  Tenant shall maintain at its expense, (1) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, and Tenant’s Property located in the Premises and in such additional amounts as are required to meet Tenant's obligations pursuant to Section 18 hereof and with deductibles in an amount reasonably satisfactory to Landlord, and (ii) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to its activities in the Building and on the Property, with the premiums thereon fully paid on or before the due date, in an amount of not less than $2,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term "personal injury" as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, liable and slander), provided that if only single limit coverage is available it shall be for at least $2,000,000 per occurrence with an umbrella policy of at least $5,000,000 combined single limit per occurrence.  Tenant's insurance policies shall name Landlord and Building Manager as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord.  Prior to Tenant’s taking possession of the Premises, Tenant shall furnish evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the modification, cancellation or expiration of such insurance policies.  In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least thirty (30) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord's interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant's default hereunder).  The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of five percent (5%) of the cost of such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.

C.  The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease.  In addition to the requirements set forth in Sections 15 and 16, the insurance required of Landlord and Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best’s Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or in that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be cancelled, nonrenewed or the subject of material change in coverage of available limits of coverage, except upon thirty (30) days prior written notice to Landlord and Landlord’s lenders.  Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, at least thirty (30) days before the expiration date of any policy and upon the renewal of any policy.  Landlord must give its prior written approval to all deductibles and self-insured retentions under Tenant’s policies.  Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant’s sole expense, procures a “per location” endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

D.  If Tenant’s business operations, conduct or use of the Premises or any other part of the Property causes an increase in the premium for any insurance policy carried by Landlord, Tenant will, within ten (10) days after receipt of notice from Landlord, reimburse Landlord for the entire increase.

E.  Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any personal injury or loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees.  Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or on the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver.  For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates.  In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance.  Notwithstanding anything to the contrary herein, Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage to any property, or bodily injury or personal injury or any resulting loss of income or losses from worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance pursuant to this Lease.

16.   Indemnity.  To the extent not expressly prohibited by law, neither Landlord nor Building Manager nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to Tenant, or to Tenant's agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or by any other person entering the Building or upon the Property under the invitation of Tenant or arising out of the use of the Property, Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder.  Tenant hereby indemnifies and holds Landlord and Building Manager and their respective officers, directors, employees, members, managers and agents ("Indemnitees”), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, or at any other place, including the Property or the Building and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees.  Such indemnity for the benefit of Indemnitees shall be enforceable even if Indemnitees, or any one or more of them have or has caused or participated in causing such liability and claims by their joint or concurrent acts, negligent or intentional, or otherwise,

To the extent not expressly prohibited by law, neither Tenant nor any of its officers, directors, employees, members, managers, or agents shall be liable to Landlord nor Building Manager, or to their respective agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Landlord, Building Manager, or their respective agents, servants, employees, customers, invitees, licensees or by any other person entering the Building or upon the Property under the invitation of Landlord or Building Manager or arising out of the use of the Property or Building by Landlord or Building Manager and the conduct of their business or out of a default by Landlord in the performance of its obligations hereunder except if occurring in whole or in part due to the gross negligence or intentional misconduct of the Tenant or any of its respective officers, directors, employees, members, managers, or agents..  Landlord hereby indemnifies and holds Tenant and its officers, directors, employees, members, managers and agents ("Tenant Indemnitees”), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Property or the Building and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Landlord, or its employees, agents, servants, customers, invitees or licensees.  Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.

17.  Damages from Certain Causes.  To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord's willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft. Notwithstanding the above, in the event the Premises will be uninhabitable or unusable by Tenant for five (5) consecutive business days, then Base Rent and Additional Rent shall be abated to the extent to which such condition interferes with Tenant’s use of the Premises commencing on the first day of such condition and continuing until such condition is corrected if and only if Landlord has been negligent or has failed to repair and or maintain the property. If the Premises are made uninhabitable or unusable due to Tenant’s negligence, behavior and/or actions, there shall be no abatement of the Base Rent and Additional Rent due.

18.   Casualty Damage.  If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord.  In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord's sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than one year of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty.  If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement attached hereto as Exhibit D (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which it was immediately prior to the happening of the casualty.  Notwithstanding the foregoing, Landlord's obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty and Landlord's obligation to restore shall be further limited so that Landlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, more than the dollar amount of the Allowance, if any, described in the Work Letter Agreement.  When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant's reoccupancy of the Premises.  Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant's ability to pay such costs prior to Landlord's commencement of repair and restoration of the Premises.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy.  If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the willful misconduct or gross negligence of Tenant or any of Tenant's agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds.

 19.  Condemnation.  If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord or Tenant may, at their option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur.  In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur.  All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

20.  Hazardous Substances.

A.  Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended (“CERCLA”) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance.

B. Tenant expressly waives, to the extent allowed by law, any claims under federal, state or other law that Tenant might otherwise have against Landlord relating to the condition of such Property or the Premises or the Leasehold Improvements or personal property located thereon or the presence in or contamination of the Property or the Premises by hazardous materials.  Tenant agrees to indemnify and hold Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of the breach of any representation or covenant contained in Section 20.A above.

C.  Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.

D. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

(1)
Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Property that is provided by Tenant or any subtenant or other occupant if the Premises to a governmental or regulatory agency;

(2)
Any notice of a violation, or a potential or alleged violation, of any Environmental Law (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

(3)
Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property;

(4)
Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property; and

(5)	Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

E. As used herein “Environmental Laws” mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.

F. Landlord to the best of his knowledge warrants, covenants, and agrees that as of the Commencement Date, the Premises are free from Environmental Pollutants or Landlord shall indemnify, defend, reimburse and hold Tenant, its employees and lenders, harmless from and against the violation of environmental laws, including the cost of remediation, which suffered as a direct result of Environmental Pollutants at the Premises prior to Tenant taking possession or which are caused by the negligence or willful misconduct of Landlord, its agents or employees. Landlord’s obligations, as and when required by the applicable requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. Tenant warrants, covenants, and agrees that as of the Commencement Date, the Tenant will not keep at the Premises any Environmental Pollutants. Tenant shall indemnify, defend, reimburse and hold Landlord, its employees and lenders, harmless from and against its violation of environmental laws, and Tenant shall pay for and be liable for all costs of remediation, which is suffered as a direct result of Environmental Pollutants kept by the Tenant at the Premises which has been caused by the negligence or willful misconduct of Tenant, its agents or employees. Tenant’s obligations, as and when required by the applicable requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration, and/or abatement, and shall survive the expiration or termination of this Lease. Tenant warrants, covenants and agrees that it shall not use any environmental pollutants that violate any environmental laws.

21.   Americans with Disabilities Act .   Tenant agrees to comply with all requirements of the Americans with Disabilities Act (Public Law (July 26, 1990) (“ADA”) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended.  Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under of such acts by virtue of Tenant’s operations and/or occupancy, including the alleged negligence of the Landlord.  Tenant acknowledges that it will be wholly responsible for any provision of the Lease which could arguably be construed as authorizing a violation of the ADA.  Any such provision  shall be interpreted in a manner which permits compliance with the ADA and is hereby amended to permit such compliance. Landlord represents that, to the best of its knowledge, upon occupancy, the Building will be in compliance with the ADA. Landlord shall be solely for compliance with the ADA at its sole cost and expense unless such compliance is as a result of Tenant or Tenant’s use of the Premises.

 22.  Events of Default

A.  The following events shall be deemed to be “Events of Default” under this Lease:

(1)
Tenant shall fail to pay within five (5) days of written notice from Landlord that such amounts are due, any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a "Monetary Default").

(2)
Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

(3)
Any failure by Tenant to observe or perform any of the covenants with respect to (a)  assignment and subletting set forth in Section 13, (b) mechanic’s liens set forth in Section 14, or (c) insurance set forth in Section 15.

(4)
Tenant or any Guarantor shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5)
A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant's property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

(6)	The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

(7)	Tenant shall abandon or vacate any substantial portion of the Premises or a period exceeding thirty (30) days.

(8)	The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant or any Guarantor.

23.  Remedies.

A.  Subject to applicable Utah law, upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(1)
Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action, regardless of whether caused by Landlord's negligence or otherwise.

(2)
Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3)
Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4)
Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant waives any right to trial by jury in any lawsuit brought by Landlord to recover possession of the Premises following Landlord's termination of this Lease pursuant to section 23a(2) or the right of Tenant to possession of the Premises pursuant to section  23a(3) and on any claim for delinquent rent which Landlord may join in its lawsuit to recover possession.

B.  If Landlord exercises either of the remedies provided in Sections 23.A.(2) or 23.A.(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

C. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder.  Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, an Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term.  In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting.  Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting.  Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by

Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting.  The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant.  Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred.  No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

D. If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord's contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

E. Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease.  Landlord's obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:

(1)
Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

(2)
Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant's use are (or soon will be) available;

(3)	Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord's then current leasing policies for comparable space in the Building;

(4)	Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i)	violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii)           adversely affect the reputation of the Building; or

(iii)	be incompatible with the operation of the Building as an office building;

(5)
Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord's reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

(6)	Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

(i)
Tenant pays any such sum to Landlord in advance of Landlord's execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant's default under this Lease); or

(ii)	Landlord, in Landlord's reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

F.  All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof.  Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord's possession or under Landlord's control.  All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant’s right to possession of the Premises, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

G.  Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity, and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court.

H.  If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

I. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the rent due or to pursue any other remedies provided in this lease.  The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease.  No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

J. In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein.  Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney's fees, incurred by it in connection therewith.  If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney's fees, incurred by it in connection therewith.

24.  No Waiver.  Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease.  Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

25.   Peaceful Enjoyment.  Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant's covenants and agreements herein contained.  This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord's interest hereunder.

 26.  Intentionally Omitted.

 27.  Holding Over.  In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant's right of possession pursuant to Section 23.A (3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year.  Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to one hundred and fifty percent (150%) of the sum (or 150% of the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant.  No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term.  In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

 28.  Subordination to Mortgage/Estoppel Certificate.  Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion.  The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) days after demand to execute such further commercially reasonable instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord's existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord's obligations hereunder.  In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable.  The SNDA shall be substantially in the form provided by Landlord’s lender attach hereto as Exhibit H and by this reference made a part hereof. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k)  as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement.  Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

29. Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Y. of this Lease.  When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed.  When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service.  The address specified in Section 1.Y. of this Lease may be changed from time to time by giving written notice thereof to the other party.

30.  Landlord's Lien.  In addition to any statutory lien for rent in Landlord's favor, Landlord (the secured party for purposes hereof) shall have and Tenant (the debtor for purposes hereof) hereby grants to Landlord, a continuing security interest for all Base Rent, Additional Rent and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises subject to this Lease and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Rent as well as any and all sums of money then due to Landlord hereunder shall first have been paid and discharged.  In the event of a default under this Lease, landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section at public or private sale upon ten (10) days notice to Tenant which notice Tenant hereby agrees is adequate and reasonable.  Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created.  Any statutory lien for Rent in not hereby waived, the express contractual lien herein being granted in addition and supplementary thereto.  Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes.  Tenant further warrants and represents that the lien granted herein constitutes a first and superior lien and the Tenant will not allow the placing of any other lien upon the property described in this Section without the prior written consent of Landlord.

31.  Surrender of Premises.  Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “reasonable wear and tear.”  Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises.  Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within one (1) day after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord.  In addition, if Tenant fails to remove any Tenant’s Property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

32.  Rights Reserved to Landlord.  Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with prior notice, the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours and upon at least 24 hours’ prior notice to perform its duties and obligations and to exercise its rights under this Lease; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right  to admittance at all times under such regulations as Landlord may prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building~~;~~; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is necessary to do so to minimize the risk of injuries or death to persons or damage to property (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property; (10) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (11) if Tenant has vacated the Premises during the last six (6) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises;  and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord’s exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction. In connection with any of the foregoing activities of Landlord, Landlord shall use reasonable efforts while conducting such activities to minimize any interference with Tenant’s use of the Premises, and Tenant will not unreasonable refuse or define Landlord access.

 33.  Miscellaneous.

A.  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

B.  Tenant agrees not to record this Lease or any short form or memorandum hereof.

C.  This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

D.  Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant  (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E.  Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

F.  Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon, such  transfer and the assumption of the transferee of Landlord’so obligations hereunder, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

G.  Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker as a broker in connection with this Lease.  Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

H.  If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties.  All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

I.  The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.

J.  Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant's financial statements, that Tenant is capable of performing such financial obligations.  Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.

K.  Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

L.  Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option.  This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord's mortgagee, if required.

M.  Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

N.  The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.

O. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance of surrender of the Premises.

34.  Entire Agreement.  This Lease, including the following Exhibits:

Exhibit A - Outline and Location of Premises
Exhibit B – Rules and Regulations
Exhibit C - Payment of Basic Costs
Exhibit D - Work Letter (if required)
Exhibit E - Additional Provisions (if required)
Exhibit F – Commencement Letter (Sample)
Exhibit G – EFT Draft Form
Exhibit H - SNDA

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.  All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease.  This Lease may be modified only be a written agreement signed by Landlord and Tenant.  Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

35.  Limitation of Liability  Except to the extent specifically addressed herein, Tenant shall not have the right to an abatement of Rent or to terminate this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement in connection herewith, whether in this Lease or elsewhere and Tenant hereby waives such remedies of abatement of Rent and termination.  Tenant hereby agrees that Tenant’s remedies for default hereunder or in any way arising in connection with this Lease including any breach of any promise or inducement or warranty, expressed or implied, shall be limited to suit for direct and proximate damages provided that Tenant has given the notices as hereinafter required.  Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord to Tenant for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building and the Property and Tenant agrees to look solely to Landlord’s interest in the Building and the Property for the recovery of any judgment against the Landlord, it being intended that Landlord shall not be personally liabile for any judgment or deficiency.  Tenant hereby covenants that, prior to the filing of any suit for direct and proximate damages, it shall give Landlord and all mortgagees whom Tenant has been notiified hold mortgages or deed of trust liens on the Property, Building or Premises (“Landlord Mortgagees”) notice and reasonable time to cure any alleged default by Landlord.

36.  Landlord’s Representations and Warranties   Landlord represents and war-rants that:

(a)           It has no knowledge of any pending condemnation or similar proceedings affecting the Premises;
(b)           There are no uncured violations of federal, state or municipal laws affecting any portion of the Premises;
(c)           As of the Commencement Date (i) the Premises (together with all operating HVAC (in the office area and heating units in the warehouse), mechanical, plumbing, and electrical) shall be in good condition and repair; (ii) the exterior walls, roof, windows, doors, and all other structure in the building and the Premises shall be free from material defects; and (iii) the Premises, all improvements, the building, the project, and the common areas shall comply with all applicable laws (in the current condition);
(d)           It has no knowledge of any pending or threatened governmental or private proceedings, which would impair or result in the termination of access from the Premises to abutting public highways, streets and roads.
(e)           The Property is in compliance with all present and applicable Federal, State, and local environmental, safety, health, public accommodation, zoning and building laws, codes, ordinance, rules, and regulations, including .the requirements of the Americans with Disabilities Act, 42 U.S.C. 12101 et se (“Applicable Codes”). Landlord shall be solely for compliance with all Applicable Codes at its sole cost and expense unless such compliance is as a result of Tenant or Tenant’s use of the Premises.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST		TENANT: GREAT BASIN SCIENTIFIC

By:	/s/ Sandra Neilsen	By:	/s/ Ryan Ashton
Name:	Sandra Neilsen	Name:	Ryan Ashton
Title;	Vice President of Sales and Marketing	Title:	President, CEO

WITNESS/ATTEST		LANDLORD: BAY PACIFIC EAST SOUTH TEMPLE, LLC, A UTAH LIMITED LIABILITY COMPANY

By:	/s/ Christine Coroneo	By:	/s/ E. Hanson
Name:	Christine Coroneo	Name:	E. Hanson
Title;	Manager/Broker	Title:	Managing Member

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease dated August 11, 2015 by and between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company ("Landlord") and Great Basin Scientific  ("Tenant") for space in the Building located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111.

EXHIBIT B

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

1.
Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.

2.
Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein.  Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

3.
Any sign, lettering, picture, notice, advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion.  No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building.  No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4.
Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent.  A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made.  All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

5.
Tenant shall refer all contractors, contractors representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractural services.  This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning.  All controls shall be adjusted only by Building personnel.

6.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours reasonably designated by Landlord.  Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity.  If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord.  Landlord may prohibit any article, equipment or any other item from being brought into the Building.  Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity.  If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

7.	All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

8.	Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

9.	Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

10.	Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

11.
Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

12.
Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant in the Building.

13.
Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises.  The cost and expense of such extermination services shall be included in Basic Costs unless Tenant caused the pest and termite problems.

14.	Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

15.
To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’ sole discretion.

16.
Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof.  Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

17.
Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

18.
All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord.  Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

19.
Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

20.
Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents.  Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

21.
Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for

Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

22.
Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a “no smoking” sign or otherwise) as a “no smoking” area.  In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building.  Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as “no smoking “ areas and to designate the entire Building and the Property as a “no smoking” area.

23.
Courtesy: Profane, obscene, loud or boisterous or unseemly behavior and conduct are absolutely prohibited. The tenant agrees not to permit to be done anything that will annoy, harass, embarrass or inconvenience any other tenants an or the Landlord.  At all times during the lease term, tenant shall conduct itself in a manner that does not unreasonably disturb other tenants or constitute a breach of the peace.  Tenants shall not play or allow to be played musical devices in the demised premises or common areas.  Illegal activities will not be tolerated.

24.
Loitering and use of Public Areas: No person shall congregate, lounge, play sit or unnecessarily obstruct any of the common areas. Sidewalks, stairs entrances, passages and corridors and halls must not be obstructed or encumbered or used for a purpose other than ingress and egress to and from the demised premises.

 EXHIBIT C

PAYMENT OF BASIC COSTS

(USE FOR GROSS DEALS USING A BASE YEAR)

This Exhibit is attached to and made a part of the Lease dated August 11, 2015 by and between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company ("Landlord") and Great Basin Scientific  ("Tenant") for space in the Building located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111.

A.  During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds Basic Costs for 2016 (the “Base Year”).  In no event shall the amount required to be paid by Tenant with respect to Basic Costs for any calendar year during the Lease Term be less than zero.  Prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant’s Pro Rata Share thereof.  On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year.  Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statements therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate.  If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year.  Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate.  Tenant shall pay Landlord for any underpayment upon demand.  Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under the Lease.  Any overpayment in an amount equal to or less than the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate.  Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph A below, when actual Basic Costs are determined for such calendar year.

B.  As soon as is practical following the end calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year.  If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s Pro Rata Share of the amount by which Basic Costs for such prior year exceeds Basic Costs for the Base Year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option apply such amount against Additional Rent due or to become due hereunder).  Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease. If Tenant disputes the amount of the Additional Rent due hereunder, Tenant may designate, within sixty (60) days after receipt of the statement, an independent certified public accountant or qualified third-party management company to inspect Landlord’s records.  Tenant is not entitled to request that inspection, however, if Tenant is then in default under this Lease.  The accountant must be a member of a nationally recognized accounting firm  (with rates calculated  hourly and not on contingency). Any inspection must be conducted in Landlord’s offices at a reasonable time or times. Tenant shall complete the inspection and present any disputed charges, to Landlord, in writing, within six (6) months of receipt of the statement.  If Tenant fails to complete the inspection and present any disputed charges to Landlord within such six (6) month period, Tenant shall forfeit any rights to claim a refund, rebate, or return of the Basic Costs set forth in the statement. If as a result of such audit and certification, it is determined that Tenant was overcharged by more than five percent (5%) during any period covered by such audit and certification, then Landlord will pay the costs and expenses of such audit.
C.  Basic Costs shall mean all direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property including but not limited to, the following:

(1)
All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

(2)
All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property.

(3)	All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

(4)
All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement, and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing. electrical, elevator and other systems and equipment of the Building and the garage.  At Landlord’s option, major repair items may be amortized over a period of up to five (5) years.

(5)
All premiums and deductibles paid by Landlord for fire and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s mortgagee.

(6)	Charges for all utilities, including but not limited to water, electricity, gas and sewer, but excluding those electrical charges for which tenants are individually responsible.

(7)
“Taxes”, which for purposes hereof, shall mean (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon Rent received by Landlord, (e) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income taxes.  Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments.  Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

(8)	All landscape expenses and costs of repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

(9)
Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

(10)
Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

(11)
The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier.  The cost of such capital improvements shall be amortized over a period of five (5) years, or longer (at Landlord’s option), and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.

(12)
Any other charge or expense of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first class office building, would be construed as an operating expense.

D. Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property.  Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and other non-operating debts of Landlord.  Capital improvements are more specifically defined as:

(1)
Costs incurred in connection with the original construction of the Property or with any major changes to same, including but no limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

(2)	Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

(3)
Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.

E. If the Building and the other buildings Landlord operates in conjunction therewith are is not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar of the Lease term or if Landlord is not supplying services to at least ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings during such year.  If Tenant pays for its Pro Rata Share of Basic Costs based on increases over a “Base Year” and Basic Costs for any calendar year during the Lease Term are determined as provided in the foregoing sentence, Basic Costs for such Base Year shall also be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings.  Any necessary extrapolation of Basic Costs that are affected by changes in the occupancy of the Building and such other buildings (including, at

Landlord’s option, Taxes) to the cost that would have been incurred if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST		TENANT: GREAT BASIN SCIENTIFIC

By:	/s/ Sandra Neilsen	By:	/s/ Ryan Ashton
Name:	Sandra Neilsen	Name:	Ryan Ashton
Title;	Vice President of Sales and Marketing	Title:	President, CEO

WITNESS/ATTEST		LANDLORD: BAY PACIFIC EAST SOUTH TEMPLE, LLC, A UTAH LIMITED LIABILITY COMPANY

By:	/s/ Christine Coroneo	By:	/s/ E. Hanson
Name:	Christine Coroneo	Name:	E. Hanson
Title;	Manager/Broker	Title:	Managing Member

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease dated August 11, 2015 by and between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company ("Landlord") and Great Basin Scientific  ("Tenant") for space in the Building located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111.

Alterations.

Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of this Lease and all prepaid Rent and security deposits required hereunder, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 10.B. of this Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations, and the estimate from the general contractor selected by Tenant to perform Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, getting permits, buildout to comply with all codes and zoning, HVAC configuration to suit tenant’s use, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld, but Landlord requests Tenant gets at least two bids, with one of them coming from Landlord’s preferred contractor Squires Construction. Bids shall be forward to Landlord for its review. Tenant shall inform Landlord of the progress payments to contractor.  The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than $500,000.00 (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

Tenant shall enter into a contract for said work directly with contractor.   Tenant shall be responsible for all space planning, mechanical, electrical  and architectural costs and any other costs related to the Alterations.

Except as expressly provided in the Lease, Tenant agrees to accept the Premises in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, incur any costs in connection with the construction or demolition of any improvements in the Premises.

This Exhibit shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease dated August 4, 2015 and between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company ("Landlord") and Great Basin Scientific  ("Tenant") for space in the Building located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111.

1. Parking.  Parking shall be provided to Tenant at a ratio of 3 stalls per 1,000 square feet leased in the parking garage adjacent to the Building on a first come first served and as available basis.

2. Electrical Consumption.  At Landlord’s option, Landlord may install a separate meter or sub meter to measure the power consumption of the additional air conditioning equipment that is scheduled to be installed by Tenant and bill Tenant for the cost of  the electricity as billed by Rocky Mountain power  to run said air conditioning units. Failure to pay this cost will be default of the lease.

EXHIBIT F

COMMENCEMENT LETTER
(sample)

Date________________

Tenant______________
Address_____________
____________________

Re:           Commencement Letter with respect to that certain Lease dated _________ by and between ________________________ as Landlord  and __________________, a(n) __________ as Tenant for an Approximate Rentable Area in the Premises of _________ square feet on the _________ floor of the Building located at ___________________, _______, ____.

Dear _____________:

In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the premises and is in full occupancy of the Premises, that the lease is in full force and effect, and Tenant agrees as follows:

1.	The Commencement Date of the Lease is _________________________;
2.	Said rental payments shall begin on __________________________________	.
3.	The Termination Date of the Lease is ____________________________.
4.	The improvements required according to the Lease have been completed and Landlord has fulfilled all of its duties related to same under the Lease and is not currently in default thereunder.
5.	The lease has not been modified, altered, or amended and represents the entire agreement of the parties, except as follows: …………
6.	There are no offsets, counter claims, or credits against rents, not have rents been prepaid or forgiven except as provided by the terms of this lease.
7.	The amount of the security deposit and any other deposits paid to Landlord totals ……………………….($.......)..
8.
This letter shall inure to your benefit and to the benefit of your successors and assigns, and shall be binding upon tenant and tenant’s heirs, personal representative successors and assigns.  This letter shall not be deemed to alter or modify any of the  terms, covenants or obligation of the Lease.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,
XXXXXXXXX
Property Manager

Agreed and Accepted:

TENANT:

By:    ___________________________________
Name:  __________________________________
Title:    __________________________________
Date:   __________________________________

EXHIBIT G

EFT DRAFT FORM

EXHIBIT H

SUBORDINATION, NON-DISTURBANCE, ATTORNMENT AND ESTOPPEL AGREEMENT

Recording Requested By,

And After Recording, Return To: WELLS FARGO BANK
NATIONAL ASSOCIATION MAC C7300-033
1700 Lincoln Street, 3rd Floor Denver, CO 80203
Attn: Loan Documentation

SUBORDINATION,
NON-DISTURBANCE,
ATTORNMENT AND ESTOPPEL
AGREEMENT

This Agreement is entered into as of _______________________, 201_ by and between Great Basin Scientific, A Delaware Corporation (“Lessee"), and WELLS FARGO BANK, NATIONAL ASSOCIATION  ("Bank").

RECITALS

A.
Bank has extended credit or may hereafter extend credit to __________________________ ("Borrower") secured, in whole or in part, by a deed of trust (the "Deed of Trust")  covering that certain real property situated in Salt Lake City, Utah, and described on Exhibit A attached hereto and incorporated herein by this reference (the "Property").

B..	Lessee leases all or a portion of the Property pursuant to a lease entered into between

Bay Pacific East South Temple, LLC, A Utah Limited Liability Company, (“Lessor”) and Great Basin Scientific,  A Delaware Corporation  (“Lessee”)

(Lessor") and Lessee dated as of _______________________________the ("Lease"), which Lease has not been recorded. It is a condition of Bank's agreement to extend or continue credit to Borrower secured by the Property that the security of the Deed of
Trust be and at all times remain a lien or charge on the Property prior and superior to the rights of Lessee under the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         SUBORDINATION.

(a)         Subordination of Lease. The Deed of Trust and any and all extensions, renewals, modifications or replacements thereof shall be and at all times remain a lien or charge on the Property prior and superior to the Lease. Lessee intentionally and unconditionally waives, relinquishes and subordinates the priority and superiority of the Lease and Lessee's right and interest to the Property thereunder to the lien or charge of the Deed of Trust, and any and all extensions, renewals, modifications or replacements thereof.

(b)         Reliance. Lessee acknowledges that Bank, in extending or continuing to extend credit to Borrower secured by the Property is doing so in material reliance on this Agreement.

(c)         Acknowledgements of Lessee. Lessee acknowledges that it has such information with respect to any credit extended by Bank to Borrower, and all loan documents executed in connection therewith, as Lessee deems necessary in order to grant this subordination. Lessee further agrees that Bank is under no obligation or duty to, nor has Bank represented that it has or will, see to the application of the proceeds of any such credit by any person or entity, and any application or use of any such proceeds for purposes other than those for which they were intended shall not defeat this subordination.

(d)         Entire Subordination Agreement. This Agreement constitutes the whole and only agreement between the parties hereto with regard to the subordination of the Lease to the lien or charge of the Deed of Trust; there are no agreements (written or oral) outside or separate from this Agreement with respect to the subject matter hereof; and all prior negotiations with respect thereto, if any, are merged into this Agreement. This Agreement shall supersede and cancel, but only insofar as would affect the priority between the Deed of Trust and the Lease, any prior agreements as to such subordination, including without limitation those provisions, if any, contained in the Lease which provide for the subordination thereof to the lien of a deed of trust or mortgage affecting all or any portion of the Property.

2.         LEASE. Lessee hereby covenants and agrees that, so long as the Deed of Trust remains in force and effect:

(a)         No Modification, Termination or Cancellation. Lessee shall not consent to any modification, termination or cancellation of the Lease without Bank's prior written consent.

(b)         Notice of Default. Lessee shall notify Bank in writing concurrently with any notice given to Lessor of any breach of or default by Lessor under the Lease. Lessee agrees that Bank shall have the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below, and Lessee shall not declare a default of the Lease, as to Bank, if Bank cures such breach or default within thirty (30) days after the expiration of the time period provided in the Lease for the cure thereof by Lessor; provided however, that if such breach or default cannot with diligence be cured by Bank within such thirty (30) day period, the commencement of action by Bank within such thirty (30) day period to remedy the same shall be deemed sufficient so long as Bank pursues such cure with diligence.

(c)         No Advance  Rents.  Lessee shall not make any payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease.

(d)         Assignment of Rents. Upon receipt by Lessee of written notice from Bank that Bank has elected to terminate the license granted to Lessor to collect rents, as provided in the Deed of Trust, and directing Lessee to make payment thereof to Bank, Lessee shall comply with such direction to pay and shall not be required to determine whether Lessor or Borrower is in default under any obligations to Bank.

3.         ATTORNMENT. If Bank or any other transferee acquires Lessor's right, title and interest in and to the Property pursuant to a judicial or non-judicial foreclosure of the Deed of Trust or a deed in lieu thereof or in any other manner whereby Bank or such transferee succeeds to the interest of Lessor under the Lease, Lessee agrees as follows for the benefit of Bank or such transferee:

(a)        Payment of Rent. Lessee shall pay to Bank or such transferee all rental payments required to be made by Lessee pursuant to the terms of the Lease for the remaining term thereof.

(b)         Continuation of Performance. Lessee shall be bound to Bank or such transferee in accordance with all of the terms of the Lease for the remaining term thereof, and Lessee hereby attorns to Bank or such transferee as its landlord, such attornment to be effective and self-operative without the execution of any further instrument immediately upon Bank or such transferee succeeding to Lessor's interest in the Lease and giving written notice thereof to Lessee.

(c)         No Offset. Neither Bank nor such transferee shall be liable for, or subject to, any offsets or defenses which Lessee may have by reason of any act or omission of Lessor as the prior lessor under the Lease, nor for the return of any sums which Lessee may have paid to Lessor as the prior lessor under the Lease as security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Lessor to Bank or such transferee.

(d)         Subsequent Transfer. If Bank or such transferee, by succeeding to Lessor's interest under the Lease, becomes obligated to perform the covenants of a lessor thereunder, then, upon any further transfer by Bank or such transferee of its interest as a lessor under the Lease, all of such obligations shall terminate as to Bank or such transferee.

4.         NON-DISTURBANCE. In the event of a foreclosure of the Deed of Trust, or a transfer of the Property in lieu thereof or in any other manner whereby Bank or such transferee succeeds to the interest of Lessor under the Lease, so long as there shall then exist no breach, default or event of default by Lessee under the Lease, (a) the leasehold interest of Lessee shall not be extinguished or terminated by reason of such foreclosure, (b) the Lease shall continue in full force and effect, and (c) Bank and its successors-in-interest shall recognize and accept Lessee as the tenant under the Lease, subject to the terms and conditions of the Lease as modified by this Agreement.

5.    ESTOPPEL.  Lessee acknowledges and represents that:

(a)         Lease Effective. The Lease has been duly executed and delivered by Lessee and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Lessee thereunder are valid and binding, and there have been no amendments, modifications or additions to the Lease (written or oral), other than those included in the Lease definition set forth above. The Lease constitutes the entire agreement between Lessor and Lessee with respect to the Property, and Lessee claims no rights to the Property other than as set forth in the Lease.

(b)         No Default. As of the date hereof and to the best of Lessee's knowledge, (i) there exists no breach of or default under the Lease, nor any condition, act or event which with the giving of notice or the passage of time, or both, would constitute such a breach or default, and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the terms of the Lease.

(c)         No Prepaid Rent. No deposits or prepayments of rent have been made in connection with the Lease except as follows:

6.    MISCELLANEOUS.

(a)         Remedies Cumulative. All remedies provided herein are cumulative, not exclusive, and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Bank and Borrower, Lessor or any other person or entity.

(b)         Costs, Expenses and Attorneys' Fees. If any party hereto institutes any judicial or administrative action or proceeding to enforce any rights or obligations under this Agreement, or seeking damages or any other judicial or administrative remedy, the prevailing party shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the prevailing party's in-house counsel), whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower, Lessee or any other person or entity.

(c)         Notices.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the address set forth below its signature, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows:  (i) if sent by hand delivery, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (iii) if sent by telecopy, upon receipt.

(d)         Further Assurances. At the request of any party hereto, each other party shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party in order to carry out the purpose of this Agreement, provided that no such document or instrument shall modify the rights and obligations of the parties set forth herein.

(e)         Borrower:  Lessor.  If Borrower and Lessor are the same, each reference in this Agreement to Borrower or Lessor shall be deemed a reference to said person or entity in its respective capacity.

(f)         Successors, Assigns: Governing Law.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, legal representatives, successors, assigns and other transferees of the parties hereto, and shall be governed by and construed in accordance with the laws of the State of California.

(g)         Conflicts. In the event of any inconsistency between the terms of this Agreement and the Lease, the terms of this Agreement shall control.

(h)         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be construed as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LESSEE	BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:

Address:	Address:	MAC A0101-096
420 Montgomery Street, 9th Floor
San Francisco, CA 94104

OBTAIN NOTARY ACKNOWLEDGMENTS

EXHIBIT A
TO
SUBORDINATION, NON-DISTURBANCE, ATTORNMENT AND ESTOPPEL AGREEMENT

Legal Description of Property:

EXHIBIT 10.2

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE AGREEMENT (the “FIRST Amendment”) is made as of this 21st day of August, 2015 by and between Bay Pacific East South Temple, LLC, a Utah Limited Liability Company (“Landlord”) and Great Basin Scientific Inc., a Delaware Corporation (“Tenant”) with reference to the following facts:

A.	Landlord and Tenant entered into a certain Lease Agreement dated August 11, 2015 (the “Lease”);

B.	Landlord is the Owner of that certain building located at 420 E. South Temple, Salt Lake City, Utah (“Property”);

C.	Landlord and Tenant desire to further amend the Lease by expanding the Premises to include suite 420 on a month to month basis and other terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Definitions. Each capitalized term used in this First Amendment to Lease shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.	Expansion Premises. Effective On or before September 1, 2015, Tenant shall lease from Landlord suite 420 containing 6,088 rentable square feet. (See Exhibit A)

3.
Lease Term for Expansion Premises.  Effective On or before September 1, 2015, the Lease Term for the Expansion Premises shall be on a month to month basis.  Either Landlord or Tenant shall be able to cancel the month to month tenancy by providing the other party with 30 days prior written notice.

4.	Monthly Base Rent. Effective On or before September 1, 2015, Monthly Base Rent for the Expansion Premises shall be at the rental rate as Tenant’s Lease which equates to $8,437.00 per month.

5.	Condition of Premises. Tenant shall accept the Expansion Premises in its “as is” condition; however, Landlord shall have the space professionally cleaned including steam leaning the carpets.

6.
Binding.  The Lease, as amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof.  In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.  This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

7.
Broker.  Landlord & Tenant represent that except for Newmark Grubb ACRES and Internet Properties (the “Brokers”), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no other such person initiated or participated in the negotiation of this First Amendment or is entitled to any commission in connection herewith.  Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorney’s fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this First Amendment, or (b) a claim of, or right to lien under the statutes of Utah relating to real estate broker liens with respect to any such broker retained by Tenant.

8.	Full force and effect. All other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST		TENANT: GREAT BASIN SCIENTIFIC

By:	/s/ Sandra Neilsen	By:	/s/ Ryan Ashton
Name:	Sandra Neilsen	Name:	Ryan Ashton
Title;	Vice President of Sales and Marketing	Title:	President, CEO

WITNESS/ATTEST		LANDLORD: BAY PACIFIC EAST SOUTH TEMPLE, LLC, A UTAH LIMITED LIABILITY COMPANY

By:	/s/ Christine Coroneo	By:	/s/ E. Hanson
Name:	Christine Coroneo	Name:	E. Hanson
Title;	Manager/Broker	Title:	Managing Member

Exhibit A

EXPANSION PREMISES